Exhibit 99.1

Calgon Carbon Announces Second Quarter Results

PITTSBURGH, Aug. 2 /PRNewswire-FirstCall/ -- Calgon Carbon Corporation (NYSE: CCC) announced results for the second quarter ended June 30, 2007.

The company reported net income and income from continuing operations of $4.5 million or $0.09 per common share on a fully diluted basis for the second quarter of 2007, as compared to net income of $2.4 million or $0.06 per common share on a fully diluted basis for the second quarter of 2006, and income from continuing operations of $2.1 million or $0.05 per common share on a fully diluted basis for the second quarter of 2006.

For the second quarter of 2007, income from operations was $8.6 million versus income of $3.0 million for the comparable period in 2006. For the second quarter of 2006, income from operations included a $4.9-million pre-tax gain from a property insurance settlement for damage at the company's Pearl River plant which was caused by Hurricane Katrina in 2005.

Net sales for the second quarter of 2007 were $88.4 million versus second quarter 2006 net sales of $80.5 million, an increase of 9.8%. Currency translation had a $1.8-million positive impact on sales for the second quarter of 2007 due to the stronger Euro and the British Pound Sterling.

For the second quarter of 2007, sales for the Activated Carbon and Service segment increased by 10.8% versus the second quarter of 2006. The increase was primarily due to higher pricing and demand for activated carbon/service products in the industrial process and environmental air treatment markets and higher pricing in the potable water market. Equipment sales increased by 12.8% in the second quarter of 2007 versus the second quarter of 2006, due to higher demand for odor control systems. A 16.0% decrease in Consumer sales for the second quarter of 2007 was attributable to lower demand for Preserve(R) products.

Net sales less the cost of products sold as a percentage of net sales for the second quarter of 2007 was 32.7% versus 25.5% for the second quarter of 2006. The increase was primarily due to higher pricing on certain carbon and service products.

Selling, administrative and research expenses for the second quarter of 2007 decreased 9.6% versus the second quarter of 2006, primarily due to lower legal expenses.

For the second quarter of 2007, the company's income tax provision was $3.1 million versus a benefit of $0.9 million for the comparable period in the prior year. The company recorded its second quarter 2007 tax provision at a 43.7% rate and estimates that its tax rate for the full year will approximate 50%. The company's tax rate is impacted by many factors including tax liabilities in foreign jurisdictions without benefit of a foreign tax credit in the U.S., the expiration of the Extraterritorial Income Exclusion, the recording of tax contingencies for uncertain tax positions and the projection of taxable income by jurisdiction.

Equity in income from equity investments was $0.4 million for the second quarter of 2007 versus $0.0 million for the comparable period in 2006. The increase was primarily due to lower cost of products sold and a favorable mix for products manufactured by the company's joint venture with Mitsubishi Chemical Company in Japan.

Calgon Carbon's board of directors did not declare a quarterly dividend.

Net income and income from continuing operations for the first half of 2007 was $6.5 million or $0.14 per common share on a fully diluted basis, as compared to net income of $1.0 million or $0.03 per common share on a fully diluted basis for the first half of 2006 and a loss from continuing operations of $0.9 million or $0.02 per common share on a fully diluted basis.

For the six months ended June 30, 2007, income from operations was $13.5 million, versus $1.8 million for the first half of 2006. The 2006 income included a $4.9-million pre-tax gain from a property insurance settlement.

Commenting on the quarter, John Stanik, Calgon Carbon's chairman and chief executive officer, said, "We are pleased with second quarter results, as they represent progress in achieving higher prices for our carbon and service products and lower legal expenses, both year-over-year and sequentially. The results also reflect a lower cost structure that resulted from our re-engineering plan. These are key drivers for continued improvement in our company's performance in 2007."

Calgon Carbon Corporation, headquartered in Pittsburgh, Pennsylvania, is a global leader in services and solutions for making water and air cleaner and safer.

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. This document contains certain statements that are forward-looking relative to the company's future strategy and performance. They involve known and unknown risks and uncertainties that may cause the company's actual results in future periods to be materially different from any future performance.

Calgon Carbon Corporation
Condensed Consolidated Statement of Income
(Dollars in thousands except per share data)
(Unaudited)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006

Net Sales	$88,428	$80,510	$171,458	$157,089

Cost of Products Sold	59,556	59,962	117,980	117,373

Depreciation and Amortization	4,331	4,794	8,592	9,592

Selling, Administrative & Research	15,916	17,611	31,350	33,180

Gain from Property Insurance Settlement	-	(4,899)	-	(4,899)

Restructuring Charge	-	1	-	7

	79,803	77,469	157,922	155,253

Income from Operations	8,625	3,041	13,536	1,836

Interest Income (Expense) - Net	(1,010)	(1,290)	(2,158)	(2,778)

Other Income (Expense) - Net	(408)	(514)	(811)	(1,358)

Income (Loss) from Continuing Operations Before Income Tax and Equity in Income (Loss) from Equity Investments	7,207	1,237	10,567	(2,300)

Income Tax Provision (Benefit)	3,147	(925)	5,527	(1,270)

Income (Loss) from Continuing Operations Before Equity in Income (Loss) from Equity Investments	4,060	2,162	5,040	(1,030)

Equity in Income (Loss) from Equity Investments	402	(23)	1,456	180

Income (Loss) from Continuing Operations	4,462	2,139	6,496	(850)

Income from Discontinued Operations	-	297	-	1,872

Net Income	$4,462	$2,436	$6,496	$1,022

Net Income (Loss) per Common Share
Basic:
Income (Loss) from Continuing Operations	$.11	$.05	$.16	$(.02)
Income from Discontinued Operations	$-	$.01	$-	$.05
Net Income	$.11	$.06	$.16	$.03

Diluted:
Income (Loss) from Continuing Operations	$.09	$.05	$.14	$(.02)
Income from Discontinued Operations	$-	$.01	$-	$.05
Net Income	$.09	$.06	$.14	$.03

Weighted Average Shares
Outstanding (Thousands)
Basic	40,291	39,876	40,258	39,865

Diluted	47,745	40,077	45,807	39,865

Calgon Carbon Corporation
Segment Data - Continuing Operations:

Segment Sales	2Q07	2Q06	YTD 2007	YTD 2006

Carbon and Service	74,723	67,435	143,406	132,620
Equipment	10,658	9,446	21,624	17,887
Consumer	3,047	3,629	6,428	6,582

Total Sales (thousands)	$88,428	$80,510	$171,458	$157,089

Segment
Operating Income (loss)*	2Q07	2Q06	YTD 2007	YTD 2006

Carbon and Service	13,015	9,061	21,488	14,109
Equipment	(607)	(2,013)	(736)	(3,672)
Consumer	548	788	1,376	998

Total Income from
continuing operations (thousands)	$12,956	$7,836	$22,128	$11,435

*Before depreciation, amortization, and restructuring charges

Calgon Carbon Corporation
Condensed Consolidated Balance Sheet
(Dollars in thousands)
(Unaudited)

	June 30,	December 31,
	2007	2006

ASSETS

Current assets:

Cash and cash equivalents	$16,628	$5,631

Receivables	61,542	55,036

Inventories	71,466	70,339

Other current assets	17,852	17,706

Total current assets	167,488	148,712

Property, plant and equipment, net	102,690	106,101

Other assets	56,843	67,551

Total assets	$327,021	$322,364

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:

Short-term debt	$63,649	$-

Other current liabilities	48,909	55,526

Total current liabilities	112,558	55,526

Long-term debt	12,925	74,836

Other liabilities	46,229	44,129

Total liabilities	171,712	174,491

Total shareholders' equity	155,309	147,873

Total liabilities and shareholders' equity	$327,021	$322,364